Exhibit 99.1

NEWS RELEASE

For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS SECOND QUARTER 2011 RESULTS

Financial Highlights:

•	Revenue of $83.9 million, an increase of 2% from $82.6 million in 1Q11 and an increase of 9% from $77.1 million in 2Q10.

•	Gross margin of 60.4%, compared to 60.0% in 1Q11 and 61.2% in 2Q10.

•
Net income of $0.11 per diluted share, compared to net income of $0.09 per diluted share in 1Q11 and net income of $0.14 per diluted share in 2Q10. 2Q11 financial results include approximately $1.4 million ($0.01 per diluted share) of restructuring related charges.

HILLSBORO, OR - July 21, 2011 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the second quarter ended July 2, 2011.

For the second quarter, revenue was $83.9 million, an increase of 2% from the $82.6 million reported in the prior quarter, and an increase of 9% from the $77.1 million reported in the same quarter a year ago. FPGA revenue for the second quarter was $27.9 million, a decrease of 11% from the $31.2 million reported in the prior quarter, and an increase of 13% from the $24.6 million reported in the same quarter a year ago. PLD revenue for the second quarter was $56.0 million, an increase of 9% from the $51.4 million reported in the prior quarter, and an increase of 7% from the $52.5 million reported in the same quarter a year ago.

Net income for the second quarter was $13.0 million ($0.11 per diluted share), compared to a prior quarter net income of $10.9 million ($0.09 per diluted share) and net income of $16.7 million ($0.14 per diluted share) reported in the same quarter a year ago. Second quarter 2011 financial results include approximately $1.4 million ($0.01 per diluted share) of restructuring related charges due to the Company's previously announced strategic decision to refocus certain of its world-wide research and development activities as compared to approximately $1.8 million ($0.02 per diluted share) of restructuring related charges included in the first quarter 2011 financial results.

Darin G. Billerbeck, President and Chief Executive Officer, said, “The second quarter developed as expected, with revenue increasing sequentially. In total, the second quarter 2011 was our highest revenue quarter in ten years. Of note, revenue in our new product segment increased 28% year over year and 11% sequentially. We continue to receive positive customer feedback and design wins for our MachXO2 family, which is now in volume production. We remained focused on our product quality, reduction in development and operational costs, and streamlining our supply chain for improved predictability and flexibility.”

Joe Bedewi, Corporate Vice President and Chief Financial Officer, added, “Gross margin for the second quarter improved sequentially to 60.4%, consistent with prior guidance. Total operating expenses of $37.8 million were also in-line with prior guidance. We incurred approximately $1.4 million in restructuring charges in the quarter. We generated $16.5 million of cash from operations, ending the quarter with a cash, cash equivalents and short-term marketable securities balance of $247.5 million. During the quarter, we repurchased approximately 592,500 of the Company's outstanding shares. We have now repurchased approximately 1.7 million shares valued at approximately $9.9 million, under the $20 million stock repurchase program we announced on October 21, 2010.”

Second Quarter 2011 Business Highlights:

•
Finished Qualifying and Production Released MachXO2™ Family's First Member: The LCMXO2-1200 is one of six members of the MachXO2 PLD family, offering designers of low-density PLDs an unprecedented mix of low cost, low power and high system integration in a single device. Built on a low power 65-nm process, these devices have a rich feature set that includes embedded memory, PLLs, user Flash memory (UFM) and popular functions such as I2C, SPI and timer/counter that have been hardened into the device.

•	Released the MachXO2 Pico Development Kit: The battery powered Pico Development Kit accelerates time-to-market for low power space constrained consumer designs.

•	Released several important IP Cores for the Award Winning LatticeECP3 Family:

◦
Lattice announced a 4 x 3.125Gbps version of the Serial RapidIO 2.1, Level 1 endpoint core. The announcement demonstrated Lattice's continued leadership in mid-range FPGAs by supporting all lane configurations/rates of high speed serial protocols such as Level 1 SRIO and also providing the lowest cost, lowest power programmable Gen2 SRIO solution available.

◦
With its partner Oregano Systems, Lattice announced comprehensive versions of the IEEE-1588 Timing Node System IP Core, providing scalable, resource-efficient, self-contained SoC solutions for the telecom and industrial markets.

◦
Lattice and partner Flexibilis Oy announced the first FPGA Ethernet Switch IP cores with HSR (IEC 62439-3) protocol support. The FES - HSR IP cores enable designers of smart grid substation automation and industrial networking applications to immediately and confidently apply the emerging High-availability Seamless Redundancy (HSR) protocol using LatticeECP3 FPGAs.

•
Signed Distribution Agreement with Arrow Electronics EMEA for Europe, Middle East and Africa (EMEA): Arrow's comprehensive supply chain and logistic capabilities, combined with its history of demand generation and superior customer service, will be invaluable assets as Lattice further expands its presence in the European market.

•
Signed a Global Distribution Agreement with Digi-Key Corporation: Digi-Key is one of the world's leading totally integrated, cloud-based distributors of electronic components. As a full-service provider of both prototype/design and production quantities of electronic components, Digi-Key offers more than 2 million products from over 470 quality name-brand manufacturers.

•
Distribution Relationship with Avnet Ending: The global franchise agreement with Avnet and Lattice Semiconductor is ending effective August 28, 2011. After the transition Lattice will serve its customers with a sales network that includes a global distributor, regional distributors, manufacturer's representatives, and our direct sales team.

Business Outlook - Third Quarter 2011:

•	Revenue is expected to be flat to up 5% on a sequential basis.

•	Gross margin percentage is expected to be approximately 60% plus or minus 2%.

•	Total operating expenses are expected to be approximately $36.5 million, including approximately $1.1 million in restructuring charges.

Investor Conference Call / Webcast Details:

Lattice Semiconductor will review the Company's financial results for the second quarter 2011 and business outlook for the third quarter 2011 on Thursday, July 21, 2011 at 5:00 p.m. EDT. The conference call-in number is 1-888-286-6281 or 1-706-643-3761. A live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. Our financial guidance will be limited to the comments on our public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. EDT on July 28, 2011, by telephone at 1-706-645-9291. To access the replay, use conference identification number 81087384. A webcast replay will also be available on Lattice's investor relations website at www.latticesemi.com.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Such forward-looking statements include statements relating to: our business outlook, including those statements under the heading “Business Outlook - Third Quarter 2011” relating to expected revenue, gross margin, total operating expenses and projected restructuring charges; positive feedback and continued design wins for our MachXO2 family; our ability to enhance product quality, reduce development and operational costs and streamline our supply chain for improved predictability and flexibility; our continued leadership in the mid-range FPGA market; the value of Arrow's capabilities in allowing us to further expand our presence in the European market; and our effective service of our customers through a sales network that includes a global distributor, regional distributors, manufacturer's representatives and our direct sales team after the ending of our global franchise agreement with Avnet. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our MachXO and LatticeECP3 solutions, the ability to supply products to customers in a timely manner and any further unanticipated consequences associated with the Japan earthquakes and tsunami or changes in our distribution relationships. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of restructuring charges and compensation charges due to stock price changes. Restructuring charges may vary from the estimate on the basis of the timing and scope of the restructuring. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges, including without limitation, restructuring charges could adversely affect our profitability during the quarter.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice is the source for innovative FPGA, PLD, programmable Power Management and Clock Management solutions. For more information, visit www.latticesemi.com. Follow Lattice via Facebook, RSS and Twitter.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design) and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	July 2, 2011	April 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Revenue	$83,861	$82,615	$77,119	$166,476	$147,551

Costs and expenses:
Cost of products sold	33,190	33,006	29,889	66,196	59,153
Research and development	18,631	20,140	15,158	38,771	29,840
Selling, general and administrative	17,738	17,170	16,385	34,908	31,803
Restructuring (1)	1,387	1,835	(120)	3,222	(38)
	70,946	72,151	61,312	143,097	120,758
Income from operations	12,915	10,464	15,807	23,379	26,793

Other income, net (2)	268	663	945	931	1,247
Income before provision for income taxes	13,183	11,127	16,752	24,310	28,040
Provision for income taxes	152	208	16	360	215
Net income	$13,031	$10,919	$16,736	$23,950	$27,825

Net income per share (3):
Basic	$0.11	$0.09	$0.14	$0.20	$0.24
Diluted	$0.11	$0.09	$0.14	$0.20	$0.23

Shares used in per share calculations (3):
Basic	118,047	117,996	116,101	118,021	115,873
Diluted	121,468	121,864	120,270	121,695	118,727

______________________
Notes:

(1)	Represents costs and adjustments incurred primarily related to the corporate restructuring plan announced on April 21, 2011.

(2)
During the first quarter of fiscal 2011, and the second quarter of fiscal 2010, the Company recognized a gain on the sale of certain auction rate securities of $0.6 million and a gain on the sale of real estate of $0.7 million, respectively.

(3)	For all periods presented the computation of diluted earnings per share includes the effects of stock options, ESPP shares and restricted stock units as they are dilutive.

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 2, 2011	January 1, 2011
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$247,537	$238,220
Accounts receivable, net	56,373	41,188
Inventories	35,069	37,333
Other current assets	8,424	8,648
Total current assets	347,403	325,389

Property and equipment, net	40,459	39,322
Long-term marketable securities	7,389	10,232
Other long-term assets	6,255	2,744
	$401,506	$377,687

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$36,070	$38,648
Deferred income and allowances on sales to sell-through distributors	16,581	15,692
Total current liabilities	52,651	54,340

Other long-term liabilities	7,496	4,625
Total liabilities	60,147	58,965

Stockholders' equity	341,359	318,722
	$401,506	$377,687

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -

	Q211	Q111	Q210
Operations Information
Percent of Revenue
Gross Margin	60.4%	60.0%	61.2%
R&D Expense	22.2%	24.4%	19.7%
SG&A Expense	21.2%	20.8%	21.2%

Depreciation and amortization (in thousands)	4,426	4,083	3,460
Capital Expenditures (in thousands)	3,242	4,065	2,627
Stock Compensation Expense (in thousands)	1,737	1,344	1,277

Balance Sheet Information
Current Ratio	6.6	6.6	5.2
A/R Days Revenue Outstanding	61	54	55
Inventory Months	3.2	3.5	2.7

Revenue% (by Product Family)
PLD	67%	62%	68%
FPGA	33%	38%	32%

Revenue% (by Product Classification)
New	49%	44%	41%
Mainstream	27%	32%	35%
Mature	24%	24%	24%

Revenue% (by Geography)
Asia	65%	61%	68%
Europe (incl. Africa)	22%	21%	18%
Americas	13%	18%	14%

Revenue% (by End Market)
Communications	47%	44%	49%
Industrial & Other	30%	31%	25%
Computing	13%	13%	15%
Consumer	10%	12%	11%

Revenue% (by Channel)
Distribution	57%	62%	57%
Direct	43%	38%	43%

New: LatticeECP3, LatticeXP2, LatticeECP2/M, MachXO, Power Manager II, ispClock A/D/S, ispMACH 4000ZE

Mainstream: ispXPLD, ispGDX2, ispMACH 4000/Z, ispXPGA, LatticeSC, LatticeECP, LatticeXP, ispClock, Power Manager I, Software and IP

Mature: FPSC, ORCA 2, ORCA 3, ORCA 4, ispPAC, isplsi 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-volt CPLDs, GDX/V, ispMACH 4/LV, all SPLDs